KPMG LLP
Chartered Accountants                                                      Telephone       (403) 691-8000
2700 205 - 5th  Avenue SW                                                 Telefax              (403) 691-8008
Calgary AB  T2P 4B9                                                          Internet             www.kpmg.ca

April 10, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Equal Energy Ltd. and, under the date of March 14, 2013, we reported on the consolidated financial statements of Equal Energy Ltd. as at December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and we reported of the effectiveness of Equal Energy Ltd.’s internal control over financial reporting as at December 31, 2012. On April 10, 2013, we were dismissed. We have read Equal Energy Ltd.’s statements included under Item 4.01 of its Form 8-K dated April 10, 2013, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP
Chartered Accountants
Calgary, Canada

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